Exhibit 99.1

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Adolor Corporation	Sam Brown Inc. (media)
Lizanne Wentz	Mike Beyer (773) 463-4211
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GlaxoSmithKline
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Gwenan White
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Nancy Pekarek
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GSK and Adolor Announce Preliminary Results from Phase 3 Safety Study of

Alvimopan (ENTEREG/ENTRAREG®)

—Current development program for OBD on-hold while findings from long-term safety study are evaluated—

—Adolor investor conference call and webcast at 5:00 p.m. on April 9, 2007 ET—

London, England and Exton, PA, April 9, 2007—GlaxoSmithKline (LSE and NYSE:GSK) and Adolor Corporation (Nasdaq:ADLR) today announced data from Study 767905/014 and provided an update on the clinical development program for alvimopan (Entereg/Entrareg®).

Study 014, a Phase 3, double blind, placebo-controlled (12 month) study, was designed to evaluate the long-term safety and tolerability of alvimopan 0.5 mg twice daily in patients taking opioids for chronic non-cancer pain and experiencing opioid-induced bowel dysfunction (OBD). A total of 805 patients were enrolled into the study and randomized 2:1; a total of 538 patients received alvimopan and 267 received placebo.

Consistent with findings from previous studies the most common adverse events observed in Study 014 were those affecting the gastrointestinal (GI) tract, including abdominal pain and diarrhea. The incidence of GI adverse events observed was similar between patients treated with alvimopan (40%) and placebo (35%).

While the proportion of patients experiencing serious adverse events was similar between those treated with alvimopan (13%) and placebo (11%), a numerical imbalance was observed in the number of cardiovascular (CV) and neoplasm cases categorized as serious adverse events among alvimopan-treated patients.

Preliminary findings from Study 014 are outlined below, together with information regarding actions taken by GSK and Adolor regarding the two ongoing alvimopan studies.

Cardiovascular Adverse Events

Results from a six-month interim analysis of Study 014, previously announced in November 2006, showed an increase which was not statistically significant in the reported incidence of serious CV adverse events in patients receiving alvimopan relative to placebo. Results from completed Study 014 showed an increase in myocardial infarctions and all CV SAEs reported by patients treated with alvimopan compared to placebo. These are outlined in the table below, together with aggregate data from other non-cancer OBD studies. The CV data from Study 014 are currently under review by an Independent Drug Monitoring Committee (IDMC).

	Study 014		Non-Cancer OBD Studies* (w/o Study 014)		Non-Cancer OBD Studies* (w/Study 014)
	Placebo (N=267)	Alvimopan (N=538)	Placebo (N=523)	Alvimopan (N=1190)	Placebo (N=790)	Alvimopan (N=1728)
Myocardial Infarction	- (0)	7 (1.30)%	2 (0.38)%	1 (0.08)%	2 (0.25)%	8 (0.46)%
All Cardiovascular SAEs	3 (1.12)%	14 (2.60)%	5 (0.96)%	14 (1.18)%	8 (1.01)%	28 (1.62)%

*	Includes Studies 011, 012, 013, 217, and 304

The CV SAEs reported in Study 014 occurred in patients with established or at high risk for CV disease. Five of seven myocardial infarctions occurred at two investigational sites. Additionally, the incidence of myocardial infarctions does not appear to be linked to the duration of dosing, with the majority of reported events in Study 014 occurring within the first 12 weeks of treatment.

Neoplasm Events

Study 014 showed an imbalance in the incidence of neoplasms (benign, malignant, skin cancers and unspecified, including polyps), with 15 neoplasms reported in patients receiving alvimopan (2.8%) and 2 in patients receiving placebo (0.7%). Of these, 4 alvimopan (0.7%) and 1 placebo (0.4%) neoplasms were categorized as serious adverse events.

Fracture Events

An increase in the incidence of fractures was also observed in patients receiving alvimopan. This data is in contrast to previously conducted studies that showed a similar or lower incidence of fractures in patients receiving alvimopan relative to placebo.

Preliminary Conclusions and Next Steps

As the findings outlined were observed during the preliminary evaluation of data from Study 014, and a full analysis has not yet been completed, further details are not yet available. Additional data are being collected and further analyses, which will include all alvimopan OBD studies, will be undertaken as soon as possible to better understand these findings.

Pending completion of these analyses, the protocol for an additional Phase 3 safety and efficacy study in patients with OBD (Study 015), which had been submitted to regulatory authorities, is being withdrawn by GSK.

As a precautionary measure, GSK has taken the decision to stop Study 101684, an extension of Study 008 in a cancer pain population, which currently has 15 patients receiving treatment. Clinical investigators involved in this study have been informed.

“Patient well-being is always our primary concern. These unexpected findings are not yet fully understood and require further analyses to ascertain the significance of the data. We are working to gain a better understanding of these findings, which will help guide our future development,” said Yvonne Greenstreet, Senior Vice President, Research and Development, GlaxoSmithKline.

Adolor has also suspended enrollment in Study 228 in rotator cuff surgery patients, a co-administration study being conducted as part of Adolor’s Combination Product Development Program, until a more complete understanding of these data are available. Clinical investigators involved in these studies are being informed. GSK and Adolor currently have no other ongoing studies with alvimopan.

“We continue to believe in the clinical benefit of Entereg and look forward to the further analyses of these preliminary Study 014 results,” said Michael R. Dougherty, President and Chief Executive Officer of Adolor. “We are committed to working with GSK to provide an update on further clinical development plans in the opioid-induced bowel dysfunction program as soon as is possible. With regard to the POI program, we continue to target the second quarter of 2007 to submit to the FDA a Complete Response to the November 2006 approvable letter.”

Conference Call Information

Adolor will be hosting a conference call and webcast on April 9, 2007 at 5:00 p.m. Eastern Time 2:00 p.m. Pacific Time to discuss these results. To participate in the audio portion and have the opportunity to pose questions, dial 1-866-383-7989 for domestic callers, and 1-617-597-5328 for international callers, and provide the Passcode 76912495. Slides accompanying the call, as well as a webcast of the audio portion of the call, will be available on the Investor Relations section of the Company’s website, www.adolor.com.

A replay of the conference call will be available beginning at 7:00 PM Eastern Time on April 9, 2007. To listen to a replay of the conference call, dial 1-888-286-8010 (domestic callers) or 1-617-801-6888 (international callers) with a Passcode of 78747273 or listen via the website. The replay will be available for one week.

About Adolor Corporation

Adolor Corporation (Nasdaq:ADLR) is a biopharmaceutical company specializing in the discovery, development and commercialization of novel prescription pain management products. Entereg® (alvimopan) is Adolor’s lead product candidate under development for the management of the gastrointestinal side effects associated with opioid use. Adolor and GlaxoSmithKline (GSK) are collaborating in the worldwide development and commercialization of Entereg® in multiple indications. Adolor also has a number of discovery research programs focused on the identification of novel compounds for the treatment of pain. By applying its knowledge and expertise in pain management, along with ingenuity, Adolor is seeking to make a positive difference for patients, caregivers and the medical community. For more information, visit www.adolor.com.

About GlaxoSmithKline

GlaxoSmithKline is one of the world’s leading research-based pharmaceutical and healthcare companies and is committed to improving the quality of human life by enabling people to do more, feel better and live longer. For more information, visit GlaxoSmithKline on the World Wide Web at www.gsk.com.

Adolor Forward-Looking Statements

This release, and oral statements made with respect to information contained in this release, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those which express plan, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. These statements are based upon management’s current expectations and are subject to risks and uncertainties, known and unknown, which could cause actual results and developments to differ materially from those expressed or implied in such statements. Such known risks and uncertainties relate to, among other factors: the risk that the OBD development program remains on hold indefinitely; the risk that Adolor may not receive regulatory approval of Entereg ® (alvimopan) for POI, OBD, or any other indication; the risk that Adolor may not be able to adequately address the deficiencies in the November 2006 FDA approvable letter; the risk that a risk management plan could materially adversely affect the commercial prospects for Entereg, if regulatory approval is achieved; the risk that Adolor may not obtain FDA approval for Entereg in POI, whether due to Adolor’s inability to provide additional data satisfactory to the FDA to obtain approval for the NDA, the adequacy of the safety and efficacy data from all of the Entereg studies, changing regulatory requirements, the risk that the FDA may not agree with Adolor’s and GSK’s analyses of the Entereg studies (including Study 014) and may evaluate the results of these studies by different methods or conclude that the results from the studies, whether or not statistically significant, do not support safety, efficacy, a favorable risk/benefit profile, or there were human errors in the conduct of the studies, or otherwise; adverse safety findings in any Entereg studies; the risk that regulatory approvals for the use of Entereg in OBD are not achieved; the risk that filing targets for regulatory submissions or user fee goal dates are not met; the risk that the results of other clinical trials of Adolor’s drug product candidates, including Entereg, are not positive; the risk of product liability claims; reliance on third party manufacturers; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; Adolor’s history of operating losses since inception and its need for additional funds to operate its business; Adolor’s reliance on its collaborators, including GSK, in connection with the development and commercialization of Entereg; market acceptance of Adolor’s products, if regulatory approval is achieved; competition; and securities litigation.

Further information about these and other relevant risks and uncertainties may be found in Adolor’s Reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Adolor urges you to carefully review and consider the disclosures found in its filings which are available in the SEC EDGAR database at http://www.sec.gov and from Adolor at http://www.adolor.com. Given the uncertainties affecting pharmaceutical companies in the development stage, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Adolor undertakes no obligation to (and expressly disclaims any such obligation to) publicly update or revise the statements made herein or the risk factors that may relate thereto whether as a result of new information, future events, or otherwise.

GlaxoSmithKline Forward-Looking Statements

Under the safe harbor provisions of the US Private Securities Litigation Reform Act of 1995, the company cautions investors that any forward-looking statements or projections made by the company, including those made in this announcement, are subject to risks and uncertainties that may cause actual results to differ materially from those projected. Factors that may affect the Group’s operations are described under ‘Risk Factors’ in the Business and Prospects in the company’s Annual Report on Form 20-F for 2006.